Exhibit 10.20

EMPLOYMENT AGREEMENT

eLoyalty Corporation, a Delaware corporation (“eLoyalty”), and David Gustafson (“Employee”) enter into this Employment Agreement (“Agreement”) on April 4, 2006 with an effective date of April 1, 2006 (the “Effective Date”).

In consideration of the agreements and covenants contained in this Agreement, eLoyalty and Employee agree as follows:

1. Employment Duties: eLoyalty hereby employs Employee as a Vice President and Employee accepts such employment upon the terms and conditions hereinafter set forth. Subject to the direction of the eLoyalty’s Board of Directors and eLoyalty’s management, Employee shall perform faithfully the duties that may be assigned to Employee from time to time by eLoyalty in connection with the conduct of its business to the best of Employee’s ability and shall devote Employee’s full and undivided business time and attention to eLoyalty’s business. During the term of Employee’s employment with eLoyalty, Employee shall not engage in any other employment activity, whether as an employee or agent for any other entity, as an independent consultant or otherwise, whether or not during the business hours of eLoyalty, without the prior written consent of eLoyalty.

2. Term of Employment: The term of employment (“Term of Employment”) covered by this Agreement shall commence as of the Effective Date and shall continue for a period of one (1) year, subject to the provisions of Paragraph 3 below (the “Initial Term of Employment”). UPON EXPIRATION OF THE INITIAL TERM OF EMPLOYMENT, THIS AGREEMENT SHALL BE RENEWED AUTOMATICALLY FOR SUCCESSIVE TERMS OF ONE (1) YEAR EACH, UNLESS ELOYALTY NOTIFIES EMPLOYEE OF ITS INTENTION NOT TO RENEW AT LEAST 90 DAYS PRIOR TO THE EXPIRATION OF THE CURRENT TERM.

3. Termination: In the event of Employee’s death or disability (as defined in eLoyalty’s long-term disability benefit program), Employee’s employment will end as of the date of the event.

eLoyalty may terminate Employee’s employment with or without reason upon written notice to Employee at any other time, provided that unless eLoyalty has terminated Employee’s employment for Serious Misconduct as described below, eLoyalty will continue Employee’s normal salary (but not bonus) and health insurance benefits (if Employee remains eligible under these health insurance plans) for the “Salary Continuation Period” described below, from the effective date of Employee’s termination, subject to the limitations described below. The Salary Continuation Period is determined based on Employee’s continuous tenure as an Employee of eLoyalty:

Tenure	Salary Continuation Period
Less than 1 Year	30 days
1 Year or More, Under 2 Years	60 days
2 Years or More	90 days

However, if Employee begins employment with another employer during the Salary Continuation Period, eLoyalty’s obligations will cease immediately. Employee must notify eLoyalty in writing of such new employment not later than one (1) business day after securing it.

eLoyalty may terminate Employee’s employment and this Agreement immediately without notice and with no salary and benefit continuation if Employee engages in “Serious Misconduct.” For purposes of this Agreement, “Serious Misconduct” means fraud, embezzlement or misappropriation of corporate funds, other acts of dishonesty, conviction of a felony or other crime involving moral turpitude, activities materially harmful to eLoyalty’s reputation, willful refusal to perform or substantial disregard of Employee’s assigned duties (including, but not limited to, refusal to travel or work requested hours), any significant violation’ of any statutory or common law duty of loyalty to eLoyalty, or any material breach or violation by Employee of any provision of this Agreement or any policy of eLoyalty that eLoyalty may have in effect from time to time. The provisions of this Agreement relating to non-disclosure, non-competition, non-solicitation and ownership shall survive any termination of Employee’s employment.

Employee may terminate employment hereunder at any time. In the event of such termination, Employee shall provide eLoyalty with prior notice reasonably sufficient to enable an orderly transition of Employee’s duties. eLoyalty may, in its discretion and without further obligation, shorten such notice period upon notice to Employee.

4. Salary: As compensation for Employee’s services, eLoyalty shall pay Employee a base salary at the rate of $150,000 per annum. Employee’s base salary shall be subject to periodic review and may, at the discretion of eLoyalty’s management, be adjusted from the foregoing according to Employee’s responsibilities, capabilities and performance.

5. Bonuses: eLoyalty may elect to pay Employee bonuses. Payment of such bonuses, if any, shall be at the sole discretion of eLoyalty.

6. Employee Benefits: During the Term of Employment, Employee shall be entitled to participate in such employee benefit plans, including eLoyalty’s 401(k) plan, life and health insurance and other medical benefits, and shall receive all other fringe benefits as eLoyalty may make available generally to its Vice Presidents, in each case subject to the eligibility requirements, rules and regulations from time to time applicable thereto.

7. Business Expenses: eLoyalty shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee in performing Employee’s duties that are submitted in compliance with eLoyalty’s then-current policy on such business expense reimbursement. Employee shall provide eLoyalty with supporting documentation sufficient to satisfy reporting requirements of the Internal Revenue Service and eLoyalty’s policy. eLoyalty’s determination as to reasonableness and necessary shall be final.

8. Noncompetition and Nondisclosure: Employee acknowledges that the successful development, marketing, sale and performance of eLoyalty’s professional services and products require substantial time and expense. Such efforts generate for eLoyalty valuable and proprietary information that gives eLoyalty a business advantage over others who do not have such information. In addition, in connection with its provision of proposals, services and products to its customers and prospective customers, eLoyalty comes into possession of valuable and proprietary information of its customers, prospective customers, suppliers and business partners. All such information, whether of eLoyalty or its customers, prospective customers, suppliers or business partners is referred to herein as “Confidential Information” and includes, but is not limited to, the following: business plans and strategies, prospective or actual opportunities, proposals, deliverables, methodologies, training materials, other intellectual property, the nature, identity and requirements of customers, clients, suppliers and business partners, computer software, financial data of any nature, and any information of others that eLoyalty is obligated, contractually or otherwise, to treat in a confidential manner, in each case in whatever form, whether oral, written, graphic, recorded, photographic, machine readable or otherwise, and whether or not marked or otherwise labeled “confidential” or specifically indicated as being confidential and/or proprietary in nature. The term “Confidential Information” also includes all notes, analyses, compilations, studies, interpretations or other materials to the extent such materials contain or are based on other Confidential Information. Employee acknowledges that during the Term of Employment, Employee will obtain knowledge of such Confidential Information. Accordingly, Employee agrees to undertake the following obligations which Employee acknowledges to be reasonably designed to protect eLoyalty’s legitimate business interests without unnecessarily or unreasonably restricting Employee’s post-employment opportunities:

(a) Upon termination of the Term of Employment for any reason, Employee shall return all eLoyalty property, including but not limited to computer programs, files, notes, records, charts, or other documents or things containing in whole or in part any Confidential Information.

(b) During the Term of Employment and at all times thereafter, Employee shall treat all such Confidential Information as confidential, take all necessary precautions against disclosure of such information to third parties, not disclose any Confidential Information to any person other than employees and contractors of eLoyalty who have a need to know such information in connection with the performance of their duties on eLoyalty’s behalf and not use any Confidential information for any purpose other than the performance of Employee’s duties on eLoyalty’s behalf.

(c) Without limiting the obligations of Paragraph 8(b), for a period of one (1) year following termination of Employee’s employment with eLoyalty for any reason, for Employee’s self or as an agent, partner or employee of any person, firm, corporation or other entity, Employee shall not perform services of the type performed by Employee during the Term of Employment, or any services substantially similar thereto for any Prohibited Client (as defined below) in any country in which eLoyalty has performed services (whether for the Prohibited Client or otherwise) or sold products during the preceding three (3) years, without the prior written consent of eLoyalty’s Chief Executive Officer or the authorized designee thereof. The term “Prohibited Client” shall mean any client of eLoyalty for whom Employee performed services, or prospective eLoyalty client to whom Employee submitted, or assisted in the submission of a proposal, during the one (1) year period preceding termination of Employee’s employment with eLoyalty. In the event that a court or other adjudicative body should decline to enforce the provisions of this Paragraph 8(c), whether because of scope, duration or otherwise, Employee and eLoyalty agree that the provisions shall be modified to restrict Employee’s competition with eLoyalty to the maximum extent enforceable under applicable law.

The provisions of Paragraph 8(b) shall not apply to any Confidential Information to the extent that such Confidential Information (i) is now, or hereafter becomes, through no breach of this Agreement, generally known or available to the public or (ii) is disclosed or used, as applicable, by Employee with the prior written consent of eLoyalty and in accordance with any limitations or conditions on such disclosure or use that may be imposed in such written consent. Furthermore, the nondisclosure obligations contained in Paragraph 8(b) shall not apply to Confidential Information to the extent that such Confidential Information is required to be disclosed pursuant to the order or requirement of a court, administrative agency or other governmental body; provided, however, that in the event of such order or requirement, Employee shall give eLoyalty written notice thereof and of the Confidential Information to be disclosed as soon as practicable prior to disclosure of such Confidential Information.

9. Non-solicitation: During the one (1) year period immediately following termination of Employee’s employment for any reason, Employee shall not induce or assist in the inducement of any eLoyalty employee away from eLoyalty’s employ or from the faithful discharge of such employee’s contractual and fiduciary obligations to serve eLoyalty’s interests with undivided loyalty.

10. Remedies: Employee recognizes and agrees that a breach of any or all of the provisions of Paragraphs 8 and 9 will constitute immediate and irreparable harm to eLoyalty’s business advantage, including but not limited to eLoyalty’s valuable business relations, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, Employee acknowledges that eLoyalty shall therefore be entitled to an order enjoining any further breaches by the Employee, without the necessity of posting a bond. Employee agrees to reimburse eLoyalty for all costs and expenses, including reasonable attorneys’ fees incurred by eLoyalty in connection with the enforcement of its rights under any provision of this Agreement.

11. Intellectual Property: Employee hereby assigns to eLoyalty or its subsidiaries, as appropriate, its successors, assigns or nominees, Employee’s entire right, title and interest in any ideas, developments, designs, patents, inventions and improvements, trade secrets, trademarks, copyrightable subject matter or proprietary information (collectively, “Inventions”) that Employee has made or conceived, or may make or conceive, either solely or jointly with others, while providing services to or for eLoyalty, or with the use of the time, material or facilities of eLoyalty or relating to any actual or anticipated business, research, development, product, service or activity of eLoyalty known to Employee while employed at eLoyalty, or in connection with or resulting from any task assigned to Employee or services performed by Employee for or on behalf of eLoyalty, whether or not such services was performed prior to the date of this Agreement. Employee shall communicate promptly and disclose to eLoyalty, in such form as eLoyalty requests, all information, details and data pertaining to the aforementioned Inventions, and, whether during the Term of the Agreement or thereafter, Employee will, at no additional charge to eLoyalty but at eLoyalty’s expense, execute such documents evidencing eLoyalty’s ownership, and Employee’s assignment of the foregoing rights, as may be deemed necessary by eLoyalty to grant or evidence such ownership and rights.

12. Assistance in Litigation. Employee shall upon reasonable notice, furnish all information and assistance to eLoyalty as eLoyalty may reasonably require in connection with any litigation, proceeding or dispute to which eLoyalty is, or may become, a party, or in which it may otherwise become involved, either during or after Employee’s employment.

13. Assignment: Employee acknowledges that the services to be rendered pursuant to this Agreement are unique and personal. Accordingly, Employee may not assign any of Employee’s rights or delegate any of Employee’s duties or obligations under this Agreement. eLoyalty may assign its rights, duties or obligations under this Agreement to a subsidiary or affiliated company of eLoyalty or purchaser or transferee of a majority of eLoyalty’s outstanding capital stock or a purchaser of all, or substantially all, of the assets of eLoyalty.

14. Notices: All notices shall be in writing, except for notice of termination of employment provided by eLoyalty, which may be oral if confirmed in writing within 14 days. Notices intended for eLoyalty shall be sent by certified mail or nationally recognized overnight courier service, addressed to it at 150 Field Drive, Suite 250, Lake Forest, Illinois 60045 or its current principal office, and notices intended for Employee shall be either delivered personally to Employee or sent by certified mail or nationally recognized overnight courier service addressed to Employee at Employee’s last known address in eLoyalty’s records. Notices sent by certified mail in accordance with the foregoing shall be deemed given three (3) business days following delivery to the United States Postal Service, postage prepaid, and notices sent by overnight courier service in accordance with the foregoing shall be deemed given one (1) business day following delivery to such courier, delivery fees for overnight delivery prepaid.

15. Entire Agreement: This Agreement constitutes the entire agreement between eLoyalty and Employee regarding the subject matter hereof. The parties may modify this Agreement only by a written instrument signed by the parties.

16. Waiver: The failure of eLoyalty to exercise any of its rights under this Agreement for a breach thereof will not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

17. Applicable Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

18. Mediation of Disputes: Neither party shall initiate arbitration or other legal proceedings (except for any claim under Paragraphs 8 or 9 of this Agreement), against the other party, or, in the case of eLoyalty, any of its directors, officers, employees, agents, or representatives, relating in any way to this Agreement, to Employee’s employment with eLoyalty, the termination of Employee’s employment or any or all other claims that one party might have against the other patty until 30 days after the party against whom the claim[s] is made (“Respondent”) receives written notice from the claiming party of the specific nature of any purported claim and the amount of any purported damages. Employee and eLoyalty further agree that if Respondent submits the claiming party’s claim to JAMS/Endispute, for nonbinding mediation, in Chicago, Illinois, prior to the expiration of such 30 day period, the claiming party may not institute arbitration or other legal proceedings against Respondent until the earlier of (i) the completion of nonbinding mediation efforts, or (ii) 90 days after the date on which the Respondent received written notice of the claimant’s claim.

19. Binding Arbitration: Subject to Paragraph 17, Employee and eLoyalty agree that all claims or disputes relating to Employee’s employment with eLoyalty or the termination of such employment, and any and all other claims that Employee might have against eLoyalty, any eLoyalty director, officer, employee, agent, or representative, and any and all claims or disputes that eLoyalty might have against Employee (except for any claims under Paragraphs 8 or 9 of this Agreement) shall be resolved under the Expedited Commercial Rules of the American Arbitration Association in Illinois. If either party pursues a claim and such claim results in an arbitrator’s decision, both parties agree to accept such decision as final and binding. eLoyalty and Employee agree that any litigation under Paragraphs 8 or 9 of this Agreement shall be brought in the Circuit Court for Cook County, Illinois.

20. Severability: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

21. Acknowledgement: Employee acknowledges that Employee has read, understood and accepts the provisions of this Agreement.

eLoyalty Corporation		DAVID GUSTAFSON

By:	/s/ Steve Pollema	/s/ David Gustafson
Position:	VP of Operations + CFO

Date:	4/20/06	Date:	April 4, 2006

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of this 26th day of July, 2007, by and between eLoyalty Corporation (“eLoyalty”) and David Gustafson, a resident of the State of Illinois (the “Employee”).

RECITALS

A. eLoyalty and Employee are parties to that certain Employment Agreement, dated as of April 4, 2006 (the “Agreement”), setting forth the terms and conditions of Employee’s employment with eLoyalty.

B. The parties desire to amend the Agreement as set forth herein to reflect certain changes to Employee’s terms of employment that are being made as of the effective date hereto in connection with Employee’s continuing service.

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

2. The Agreement hereby is amended by appending the following language to Section 9 (“Non-Solicitation”):

“Furthermore, while employed by eLoyalty and for a period of one (1) year following termination of this Agreement or any renewal term (for any reason), Employee shall not, directly or indirectly, on behalf of Employee or any other person or entity, solicit any Client to become a client and/or customer of Employee or of any person or entity other than eLoyalty. For purposes of this Agreement, a “Client” is a person, firm, company, corporation or other entity to whom Employee has sold any eLoyalty products or services and/or to whom Employee was first introduced by eLoyalty and is, becomes, or is known to be, an actual or potential client or customer of eLoyalty.”

3. The Agreement shall remain unmodified other than as expressly set forth herein and, as so modified, shall remain in full force and effect.

4. This Amendment shall be governed in all respects by the laws of the State of Illinois.

IN WITNESS WHEREOF, Employee and the duly authorized officer of eLoyalty have executed this Amendment as of the date set forth above.

Employee	eLoyalty

/s/ David Gustafson	/s/ Steven Shapiro
VP, Gen. Counsel & Corporate Secretary
Date July 26, 2007	Date 7-26-07